Exhibit 10.2
May 27, 2026
Private and Confidential
Stephen Lasher
Delivered via email:

Dear Steve,
We are pleased to extend you an offer of employment with Alight Solutions LLC (the “Company"). We believe you will make a significant contribution to our Company, and we look forward to you joining us.
Start Date
Your start date is anticipated to be around June 15, 2026, provided, however, that if the background processing procedures, contingent upon which this offer is being made, causes the start date to be extended for any reason, the date upon which you actually start work with the Company shall be deemed the “Start Date” for all purposes under this letter.
About the Role
Your position will be a full-time Chief Financial Officer, reporting to me. This role is a member of our Executive Leadership Team (ELT). It is also classified as a “Section 16 Officer” under the Securities Exchange Act of 1934, as amended. You will be primarily based out of our headquarters located in Chicago, Illinois.
Compensation
Base Salary
Your annual base salary will be $600,000 and will be paid on a semi-monthly basis. You will be paid on the 15th and the last day of each month unless either falls on a weekend or holiday. In that case you will be paid on the last workday before the otherwise scheduled payday.
Bonus
Starting in 2026, you will be eligible to participate in the Company’s Variable Compensation Plan (referred to as “VCP” or “annual bonus program”) and be eligible for a payout in March 2027, subject to proration based on your Start Date. Your target bonus will be 150% of your annual base salary.
The Company has a pay for performance philosophy and expects differentiated rewards based on individual performance and contributions. The actual amount of your incentive payout will be determined based on business results as well as your individual performance. The Plan rules govern eligibility and pro-rations.
2026 Long Term Incentive Grant
Promptly, but not later than thirty (30) business days, following your Start Date, you will receive a 2026 long-term incentive grant under the Company’s Long-term Incentive Program (“LTIP”). Your 2026 LTIP, will have a grant date value (based on closing trading price of Alight, Inc. (“Parent”) common stock) equal to $2,500,000, and will be delivered in Restricted Stock Units (“RSUs”) (50% of which will be

Time-Vested RSUs which shall vest 33% on each grant date anniversary over three years and 50% of which will be Performance-Vested RSUs which shall vest in three years as to between 0% and 150% of the Target Number of Performance-Vested RSUs on the satisfaction of the Performance Metrics set forth in the Performance-Vested RSU Agreement). Your 2026 long-term incentive grant shall otherwise be subject to the terms and conditions of the Omnibus Incentive Plan and the applicable award agreement approved by the Board (or a committee thereof).
Sign On Equity Grant
At the same time as your 2026 LTIP grant, you will be granted a Sign-On Equity Grant in the form of time-vesting RSUs. The Sign-On Equity Grant shall have a grant date value (based on closing trading price of Parent common stock) equal to $2,000,000. The Sign-On Equity Grant shall vest 50% on the first anniversary of your grant date, and 25% thereafter on the second and third anniversary of the grant date, subject to your continued employment through such date. The Sign-On Equity Grant shall otherwise be subject to the terms and conditions of the Omnibus Incentive Plan and the applicable award agreement approved by the Compensation Committee of Alight Board of Directors (the “Committee”).
Additional Long-Term Incentive Grants
During your employment, you will remain eligible to receive additional annual long-term equity incentive grants in such amounts and with such terms as may be determined by the Board in its discretion.
Specifically for February 2027, the Board will be asked to consider a 2027 Long-term incentive grant of $3.0M, based on your performance and achievement of 2026 objectives, as determined by the Chief Executive Officer and assessed by the Committee.
One-Time Make Whole Cash Award
Promptly, but not later than sixty (60) days following your start date, you shall receive a one-time make whole cash payment in the amount of $1,800,000 (minus tax withholdings), which you hereby represent reflects reasonable compensation in respect of your anticipated forfeiture of your 2025-2026 fiscal year annual cash bonus opportunity and additional equity awards scheduled to vest in 2026 from your prior employer.
If, at any time during your first year of employment, should you decide to voluntarily terminate your employment with the Company or should the Company decide to terminate your employment for Cause (as defined in the Executive Severance Letter referenced below), you will be required to repay the one-time make whole cash payment, in full, to the Company.
Other benefits
As a senior level employee, you will be eligible to take paid time off at your discretion with the approval of your manager.
You will be eligible to participate in the Company's comprehensive benefits plans administered through Alight Solutions benefits administration system. Be sure to use the helpful tools on Alight Worklife® to make the most informed decisions.
As a member of the ELT, you will also be offered the severance benefits outlined in the Executive Severance Agreement, which will be sent under separate cover.
Additional Information

Because you will be a Section 16 Officer, you will be required to report your transactions in the Company's securities to the Securities and Exchange Commission (SEC) in accordance with applicable regulations. Our Legal team will talk to you about this process.
Nothing in this letter is intended or should be construed as a contract or guarantee of indefinite employment. Your employment with the Company is not for a specified period of time and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. This letter supersedes any prior representation or agreements between you and the Company, whether written or oral.
Please note that this offer letter is not a guarantee that the job will not change or be reclassified over time but is a reflection of the status of the role at the time the offer is extended.
Your employment with the Company is contingent upon the following: (i) signing this offer letter; (ii) completing a Form I-9 and providing documentation establishing both identity and eligibility to work in the United States; (iii) obtaining favorable results from a criminal, educational, and other background check, as well as favorable references, and (iv) signing and acknowledging the terms and conditions of employment as shall be set forth in the Company’s policy documents and presented to you. In connection with the foregoing, you hereby agree that information you provide will be utilized by our third-party background screening vendor to verify your social security number (in the U.S.), employment and academic history, and to conduct a criminal history search. Some roles may also require completion of a drug screen and/or a credit review. Your recruiter can further describe the background screening requirements for the position you have been offered. All required components must be completed prior to the Start Date.
The Company is also required by law to review and verify documents that establish proof of identity and your eligibility to work in the United States. Accordingly, please complete the two-step Form I-9 Employment Eligibility Verification prior to the Start Date. Refer to the Form I-9 Employment Eligibility Verification email you will receive from AlightHRCompliance@alight.com prior to your first day for a link and directions to complete both sections. You will be required to schedule an appointment at a Performance Assessment Network center to verify your identity (locations and instructions will be included in the “Alight Form I-9 Employment Eligibility Verification” email that will be sent to you.)
To protect the Company’s considerable investment in its confidential and trade secret information, people and clients, you will be required to execute a Confidentiality and Non-Solicitation Agreement (the “NSA”) as a condition of your employment. The NSA is enclosed with this letter for your review. The NSA generally provides that during and following the end of your employment you are prohibited, on behalf of yourself or a third party, from soliciting certain Company clients and prospective clients and/or providing services to those clients. Similarly, the NSA provides that during and following the end of your employment you are prohibited from soliciting employees to leave the Company and that you will protect the Company’s confidential and trade secret information.
During the first days of your employment with the Company you will take part in onboarding sessions that will acquaint you with our organization, client capabilities, and your benefits. You will find an invitation email in your Alight business mailbox.
Welcome! We are looking forward to working with you. If you need any help now or in the future, please feel free to reach out to me or Donna Dorsey, Chief Human Resources Officer
Sincerely,

Rohit Verma
Chief Executive Officer
Alight Solutions LLC

Acceptance of Offer
I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.
Accepted and agreed:
Signature: /s/ Stephen Lasher
Printed name: Stephen Lasher
Date: June 1, 2026